EXHIBIT (5)(a)

                    Opinion of Brown, Rudnick, Freed & Gesmer




                                  April 7, 1997

Boston Biomedica, Inc.
375 West Street
West Bridgewater, MA 02379

RE: Boston Biomedica, Inc.
    Registration Statement on Form S-8
    ----------------------------------

Dear Ladies and Gentlemen:

         We have acted as legal counsel to Boston Biomedica, Inc., a Massachusetts corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to an aggregate of 1,592,725 shares of the Company's Common Stock, $.01 par value (the "Shares").

         The Shares are issuable pursuant to the exercise of options granted or to be granted pursuant to the Boston Biomedica, Inc. 1987 Non-Qualified Stock Option Plan and the Boston Biomedica, Inc. Employee Stock Option Plan (collectively, the "Plans").

         In connection with this Opinion Letter, we have examined the documents listed on Schedule A attached hereto (collectively, the "Documents").

         We have not made any independent review or investigation of orders, judgments, rules or other regulations or decrees by which the Company or any of its property may be bound, nor have we made any independent investigation as to the existence of actions, suits, investigations or proceedings, if any, pending or threatened against the Company.

         With your concurrence, the opinion hereafter expressed, whether or not qualified by language such as "to our knowledge," is based solely upon (i) our review of the Documents, (ii) discussions with certain officers of the Company with respect to the Documents, (iii) discussions with those of our attorneys who have given substantive legal representation to the Company in connection with the Registration Statement, and (iv) such review of published sources of law as we have deemed necessary.

         This firm, in rendering legal opinions, customarily makes certain assumptions which are described in Schedule B hereto. In the course of our representation of the Company in connection with the Registration Statement, nothing has come to our attention which causes us to believe reliance upon any of those assumptions is inappropriate, and, with your concurrence, the opinion hereafter expressed is based upon those assumptions. For purposes of those assumptions, the Enumerated Party referred to in Schedule B is the Company.

         Our opinion hereafter expressed is limited to the laws of the Commonwealth of Massachusetts and Federal law.

         We express no legal opinion upon any matter other than as explicitly addressed in numbered paragraph 1 below, and our express opinion therein contained shall not be interpreted to be implied opinions upon any other matter.








         Based upon and subject to the foregoing, we are of the opinion that:

     1. The Shares have been duly authorized, and when issued and paid for in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm wherever it appears in the Registration Statement.

                                         Very truly yours,

                                         BROWN, RUDNICK, FREED & GESMER

                                         By:  Brown, Rudnick, Freed &
                                                 Gesmer, P.C., a partner



                                         By: /s/ John G. Nossiff, Jr.
                                             ----------------------------------
                                             John G. Nossiff, Jr.,
                                                   duly authorized

SRL/JGN/JRS





                                   SCHEDULE A

                                LIST OF DOCUMENTS

         In connection with the Opinion Letter to which this Schedule A is attached, we have reviewed the following Documents. However, except as otherwise expressly indicated, we have not reviewed any documents, instruments or agreements referred to in or listed upon any of the following Documents:

         (i) the Amended and Restated Articles of Organization of the Company, as amended, as certified by the Secretary of State of the Commonwealth of Massachusetts and a certificate of the Clerk of the Company that there have been no further amendments thereto;

         (ii) a copy of the Amended and Restated By-laws of the Company, certified by the Clerk of the Company as presently being in effect;

         (iii) the corporate minute books or other records of the Company pertaining to certain resolutions of the directors and the stockholders of the Company as to the Plans and a certificate of the Clerk of the Company as to certain resolutions of the directors of the Company;

         (iv) a certificate dated as of a recent date of the Secretary of State of the Commonwealth of Massachusetts as to the good standing of the Company;

         (v) a letter dated as of a recent date from the Company's transfer agent with respect to the number of shares of Common Stock of the Company outstanding;

         (vi)       the Plans; and

         (vii)      the Registration Statement.






                                   SCHEDULE B

                         BROWN, RUDNICK, FREED & GESMER
                                   ASSUMPTIONS

         In rendering legal opinions in third party transactions, Brown, Rudnick, Freed & Gesmer makes certain customary assumptions described below:

         1. Each natural person executing any of the Documents has sufficient legal capacity to enter into such Documents.

         2. Each person other than the Enumerated Party has all requisite power and authority and has taken all necessary corporate or other action to enter into the Documents to which it is a party or by which it is bound, to the extent necessary to make the Documents enforceable against it.

         3. Each person other than the Enumerated Party has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Documents against the Enumerated Party.

         4. Each Document is accurate, complete and authentic, each original is authentic, each copy conforms to an authentic original and all signatures are genuine.

         5. All official public records are accurate, complete and properly indexed and filed.